UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
April 7, 2017
URBAN EDGE PROPERTIES
URBAN EDGE PROPERTIES LP
(Exact name of Registrant as specified in its charter)

Maryland (Urban Edge Properties)	001-36523 (Urban Edge Properties)	47-6311266
Delaware (Urban Edge Properties LP)	333-212951-01 (Urban Edge Properties LP)	36-4791544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

888 Seventh Avenue
New York, NY 10019
(Address of Principal Executive offices) (Zip Code)

Registrant’s telephone number including area code: (212) 956-2556

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2017, Urban Edge Properties (the “Company”) and its operating partnership, Urban Edge Properties LP (the “Operating Partnership”, and together with the Company, "Urban Edge"), entered into a Contribution Agreement (the “Contribution Agreement”) with certain contributing parties identified therein (the “Contributors”) pursuant to which the Operating Partnership will acquire, for a total agreed contribution value of $325 million, seven retail assets comprising 1.5 million square feet of gross leasable area, predominately in the New York City metropolitan area.
In connection with this transaction and upon the terms and subject to the conditions set forth in the Contribution Agreement, Urban Edge is funding the transaction through the issuance of approximately $127 million of operating partnership units valued at $27.02 per unit, the assumption of approximately $33 million of existing debt, the issuance of approximately $117 million of non-recourse, secured debt and approximately $48 million of cash.

This table sets forth pertinent details with respect to the properties in the portfolio:

Property	Location	GLA SF	Occupancy	Key Tenants

Yonkers Gateway Center*	Yonkers, NY	436,770	88%	Burlington, Best Buy, DSW, PetSmart, Alamo Drafthouse Cinema
The Plaza at Woodbridge	Woodbridge, NJ	413,013	81%	Raymour & Flanigan, Toys "R" Us, Best Buy
The Plaza at Cherry Hill	Cherry Hill, NJ	412,969	74%	Raymour & Flanigan, Aldi, LA Fitness
Manchester Plaza	Manchester, MO	130,934	89%	Academy Sports, Bob's Furniture
Millburn Gateway Center	Millburn, NJ	102,725	97%	Trader Joe's, CVS, PetSmart
21 E Broad St/One Lincoln Plaza	Westfield, NJ	21,908	100%	PNC Bank, Five Guys, Cake Boss
Total		1,518,319	83%
_____________________
* Represents the remaining fee and leasehold interests in Yonkers Gateway Center that were not acquired in the transaction that closed on January 4, 2017.
The Contribution Agreement also provides that the Company, the Operating Partnership, the Contributors, and certain other protected partners will enter into a Tax Protection Agreement (the “Tax Protection Agreement”) pursuant to which the Company and the Operating Partnership will indemnify the Contributors and any other protected partners for any federal income taxes incurred by them as a result of a sale or other disposition of one or more contributed properties or the failure to maintain a specified level of nonrecourse debt on the individual properties for a period of 15 years after the closing.
The Contributors comprise the following entities: Acklinis Yonkers Realty, L.L.C., Acklinis Realty Holding, LLC, Acklinis Original Building, L.L.C., A & R Woodbridge Shopping Center, L.L.C., A & R Millburn Associates, L.P., Ackrik Associates, L.P., A & R Manchester, LLC, A & R Westfield Lincoln Plaza, LLC and A & R Westfield Broad Street, LLC.
The transaction is expected to close during the second quarter of 2017 following the satisfaction of customary closing conditions and subject to extension rights set forth in the Contribution Agreement.
The foregoing descriptions of the Contribution Agreement and Tax Protection Agreement are qualified in their entirety by the full terms and conditions of such agreements, copies of which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Item 3.02. Unregistered Sales of Equity Securities.
As described in Item 1.01 above, at the closing of the transaction, the Operating Partnership expects to issue approximately 4.7 million operating partnership units valued at $27.02 per unit to certain direct and/or indirect owners of the Contributors. Prior to closing, the Contributors have the right to elect to receive up to an additional $20 million in operating partnership units in lieu of cash or cash in lieu of operating partnership units. The operating partnership units will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Beginning one year after issuance, the operating partnership units issued by the Operating Partnership are redeemable at the option of the holders thereof for cash or, at the Company’s option, for common shares of beneficial interest of the Company on a one-for-one basis, subject to certain adjustments and in accordance with the terms of the Operating Partnership’s limited partnership agreement.
The information set forth in Item 1.01 above is incorporated into this Item 3.02 by reference.
Item 7.01 Regulation FD Disclosure.
On April 10, 2017, the Company issued a press release relating to the proposed transaction referenced in Item 1.01 above, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.
The information contained in this Item 7.01 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Securities Exchange Act of 1934, as amended, except as otherwise expressly stated in any such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
99.1 - Press Release dated April 10, 2017.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

URBAN EDGE PROPERTIES
(Registrant)

Date: April 10, 2017	By:	/s/ Mark Langer
Mark Langer, Chief Financial Officer

URBAN EDGE PROPERTIES LP
(Registrant)

	By:	Urban Edge Properties, General Partner

Date: April 10, 2017	By:	/s/ Mark Langer
Mark Langer, Chief Financial Officer
INDEX TO EXHIBITS

Exhibit Number	Document

99.1	Press Release